Exhibit 10.1

_____________________________________________________________________________________

__________________________________________________________________________________

CREDIT AGREEMENT

Dated April 1, 2015

among

AIR T, INC.

MOUNTAIN AIR CARGO, INC.

GLOBAL GROUND SUPPORT, LLC

CSA AIR, INC.

GLOBAL AVIATION SERVICES, LLC

and

BRANCH BANKING AND TRUST COMPANY

_____________________________________________________________________________________

__________________________________________________________________________________

i

Exhibit A:     Form of Revolving Note

Exhibit B:     Form of Covenant Compliance Certificate

 ii

CREDIT AGREEMENT

This CREDIT AGREEMENT is made and entered into as of this 1st day of April, 2015, by and among AIR T, INC., a Delaware corporation (“Air T”), MOUNTAIN AIR CARGO, INC., a North Carolina corporation (“Mountain Air”), GLOBAL GROUND SUPPORT, LLC, a North Carolina limited liability company (“Global Ground”), CSA AIR, INC., a North Carolina corporation (“CSA”), GLOBAL AVIATION SERVICES, LLC, a North Carolina limited liability company (“Global Aviation” and together with Air T, Mountain Air, Global Ground and CSA, each a “Borrower” and collectively, the “Borrowers”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the “Bank”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Bank make available a revolving line of credit facility of up to $20 million; and

WHEREAS, the Bank is willing to make the revolving credit facility described above available to the Borrowers on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Bank and the Borrowers agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.1     Definitions and Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person, or any division, line of business or other business unit of another Person or at least a majority of the voting stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under common control with the Borrower and its Subsidiaries, provided, however, that for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Adjusted LIBOR Rate” means a rate of interest per annum equal to the sum obtained (rounded upwards, if necessary, to the next higher 1/16th of 1.00%) by adding (a) One-Month LIBOR and (b) the Applicable Margin. The Adjusted LIBOR Rate shall be adjusted monthly on the first day of each LIBOR Interest Period. The Adjusted LIBOR Rate shall be adjusted for any change in the LIBOR Reserve Percentage so that the Bank shall receive the same yield.

“Agreement” means this Credit Agreement, including all exhibits hereto, as the same may from time to time be modified, amended or supplemented.

“Applicable Margin” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Bank pursuant to Section 6.1(c):

Pricing Tier	Consolidated Leverage Ratio	Applicable Margin

I	< 2.50: 1.00	1.50%
II	≥ 2.50: 1.00 but < 3.00 to 1.00	1.75%
III	≥ 3.00:1.00	2.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the second Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.1(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, at the Bank’s election, Pricing Tier III shall apply as of the second Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the second Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 6.1(c). The Applicable Margin in effect from the Closing Date through the second Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.1(c) for the fiscal quarter ending March 31, 2015 shall be determined based upon Pricing Tier I.

“Assignment of Life Insurance” means the Assignment of Life Insurance Policy as Collateral dated on or after the date hereof given by Mountain Air in favor of the Bank and all amendments or supplements thereto.

“Borrower Agent” has the meaning set forth in Section 2.4.

“Business Day” means a day upon which commercial banks are open for the transaction of business of the nature contemplated by this Agreement in Charlotte, North Carolina.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral” has the meaning set forth in Section 2.2(d).

“Change in Law” means the occurrence, after the date of this Agreement, of: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Air T cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date this Agreement is signed by the parties hereto and the conditions of Article IV are fulfilled to the satisfaction of the Bank.

“Compliance Certificate” means a certificate in the form of Exhibit B attached hereto.

“Consistent Basis” means in reference to the application of GAAP, that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding period, except as otherwise permitted by this Agreement or as may be different as a result of a change in GAAP (except there shall be no instance allowing upward revaluation of assets).

“Consolidated Asset Coverage Ratio” means, as of any date of determination for the Borrowers on a consolidated basis, the ratio of (a) the sum of accounts receivable as of such date plus Eligible Inventory as of such date plus fixed assets net of depreciation as of such date plus the cash value of any life insurance policy owned by a Borrower which has been assigned to the Bank pursuant to documentation satisfactory to the Bank as of such date to (b) the principal balance of all Revolving Loans outstanding as of such date.

“Consolidated Capital Expenditures” means, for any period, for the Borrowers on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) any capital expenditures incurred by a Borrower in connection with equipment purchased from another Borrower that is being leased or held for lease by such Borrower and (b) Permitted Acquisitions.

“Consolidated EBITDA” means, for any period, for the Borrowers on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrowers for such period, and (c) depreciation and amortization expense for such period, all as determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated EBITDA for the period of the four fiscal quarters most recently ended minus the amount of cash dividends and other distributions made by Air T during the period of the four fiscal quarters most recently ended plus rent and lease expense for the period of the four fiscal quarters most recently ended to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended.

“Consolidated Fixed Charges” means, for any period, for the Borrowers on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (v) rent and lease expense for such period.

“Consolidated Interest Charges” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for Borrowers in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Rate Hedging Obligations) for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Indebtedness of the Borrowers on a consolidated basis as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrowers on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains) for that period, as determined in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrowers on a consolidated basis, the sum of all scheduled payments of principal on Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period.

“Consolidated Tangible Net Worth” means, as of any date of determination, the total of all assets appearing on the consolidated balance sheets of the Borrowers prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis after deducting therefrom (without duplication of deductions):

(a)     the book amount of all intangible assets including, without limitation, such items as goodwill (whether representing the cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, licenses and rights in any thereof;

(b)     all reserves, including, without limitation, reserves for liabilities, fixed or contingent, deferred income taxes, depreciation, depletion, obsolescence, amortization, insurance and inventory valuation carried by the Borrowers and not deducted from assets;

(c)     all capitalized expenses and deferred charges and unamortized debt discount and expense;

(d)     Consolidated Total Liabilities;

(e)     any minority Equity Interest in any Person;

(f)     Indebtedness of any Affiliate, officer or director of a Borrower owed to a Borrower; and

(g)     any items not included in subdivisions (a) through (f) above which would be treated as intangibles under Generally Accepted Accounting Principles.

“Consolidated Total Liabilities” means the aggregate amount of all liabilities (i.e., claims of creditors of any of the Borrowers that are to be satisfied by the disbursement or utilization of corporate resources) of the Borrowers on a consolidated basis, including without limitation all Indebtedness of the Borrowers, all determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

“Credit Extension” means each of the following: (a) a borrowing of a Revolving Loan and (b) and the issuance of a Letter of Credit or the extension of the expiry date thereof.

“Default” means any event which constitutes an Event of Default or which, with the giving of notice, lapse of time permitted by an applicable grace period, or both, would become an Event of Default.

“Default Rate” means a per annum interest rate equal to three percent (3.00%) above the otherwise applicable interest rate under this Agreement.

“Eligible Inventory” means, as of any date of determination, (a) during the period from July 1 to November 30 of any year, the lesser of (i) the book value of the inventory of the Borrowers on a consolidated basis on such date and (ii) 135% of the accounts receivable of the Borrowers on a consolidated basis on such date and (b) during any period other than from July 1 to November 30 of each year, the lesser of (i) the book value of the inventory of the Borrowers on a consolidated basis on such date and (ii) 100% of the accounts receivable of the Borrowers on a consolidated basis on such date.

“Environmental Laws” means and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act of 1986, any other similar environmental “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, or imposing liability or standards of conduct concerning the handling, treatment, storage, disposal, use, transfer or transport of any Hazardous Materials, as now or at any time hereafter in effect.

“Equity Interest” shall mean the interest of (a) a shareholder in a corporation, (b) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (c) a member in a limited liability company, or (d) any other Person having any other form of equity security or ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

“Event of Default” has the meaning given such term in Section 8.1 hereof.

“FedEx Contracts” means, collectively, the (a) Aircraft Dry Lease and Services Agreement (Contract No. 09-0793-M01) dated November 1, 2011 between Federal Express Corporation and Mountain Air and all amendments and supplements thereto and (b) Aircraft Dry Lease and Services Agreement (Contract No. 09-0793-000) dated November 1, 2011 between Federal Express Corporation and Mountain Air and all amendments and supplements thereto.

“Funded Indebtedness” means, for any Person, all indebtedness of such Person in respect of money borrowed, including, without limitation, the deferred purchase price of any property or asset or indebtedness evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements) and the capitalized amount of all Capital Leases that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“GAAP” or “Generally Accepted Accounting Principles” means those principles of accounting set forth in statements of the Financial Accounting Standards Board or which have other substantial authoritative support and are applicable in the circumstances as of the date of this Agreement, notwithstanding that such principles may be from time to time supplemented and amended.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means and includes any hazardous, toxic or dangerous waste, substance or material (including without limitation any materials containing asbestos) defined as such in (or for purposes of) any Environmental Laws.

“Indebtedness” means, with respect to any Person, without duplication, (a) all Funded Indebtedness, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person or incurred or assumed as the deferred purchase price of property or services, (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guaranties by such Person of indebtedness of others, (g) the principal portion of all capital lease obligations of such person, (h) all obligations of such Person in respect of Rate Hedging Obligations and (i) all other items in accordance with GAAP which are classified as liabilities on a balance sheet.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) an Acquisition.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit or other similar document in the form from time to time used by the Bank to issue a Letter of Credit.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unreimbursed amounts under the Letters of Credit.

“LIBOR Interest Period” means the period commencing on the Closing Date and ending on the day that is immediately prior to the numerically corresponding day of each month thereafter; provided that: (a) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day; and (b) any LIBOR Interest Period which begins on a day for which there is no numerically corresponding day in the subsequent month shall end on the last Business Day of each subsequent month.

“LIBOR Reserve Percentage” means the maximum aggregate rate at which reserves (including, without limitation, any marginal supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System with respect to dollar funding in the London interbank market. Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any applicable regulatory change against (a) any category of liability which includes deposits by reference to which the Adjusted LIBOR Rate is to be determined or (b) any category of extension of credit or other assets related to the Adjusted LIBOR Rate.

“Loan Documents” means this Agreement, the Revolving Note, the Security Agreement, the Assignment of Life Insurance, any Letter of Credit Application, any Swap Agreement and any other agreement or instrument related thereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrowers taken as a whole; (b) an impairment of the rights and remedies of the Bank under any Loan Document to which it is a party, or of the ability of any Borrower to perform any of its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party.

“Maturity Date” means April 1, 2017.

“Obligations” means all of the undertakings and promises of any of the Borrowers under the Loan Documents including, without limitation, (a) the payment of principal and interest on Revolving Loans as evidenced by the Revolving Note, (b) all obligations under any Swap Agreement and (c) the payment and performance of all other obligations, liabilities and Indebtedness pursuant to the agreements, representations, warranties and covenants contained in the Loan Documents.

“One-Month LIBOR” means the average rate quoted on Reuters Screen LIBOR01 Page (or such replacement page) on the determination date for deposits in U. S. Dollars offered in the London interbank market for one month determined as of 11:00 am London time two (2) Business Days prior to the commencement of the applicable LIBOR Interest Period, provided that if the above method for determining One-Month LIBOR shall not be available, the rate quoted in The Wall Street Journal, or a rate determined by a substitute method of determination agreed on by the Borrower Agent and the Bank; provided if such agreement is not reached within a reasonable period of time (in the Bank’s sole judgment), a rate reasonably determined by the Bank in its sole discretion as a rate being paid, as of the determination date, by first class banking organizations (as determined by the Bank) in the London interbank market for U. S. Dollar deposits.

“Permitted Acquisition” means an Investment consisting of an Acquisition by a Borrower, provided that (a) no Default shall have occurred and be continuing or would result from such Acquisition, (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) the Borrower shall have delivered to the Bank a Pro Forma Compliance Certificate demonstrating that, after giving effect to such Acquisition on a Pro Forma Basis, (i) the Borrowers would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrowers have delivered financial statements pursuant to Section 6.1(a) or (b) (the “Financial Covenant Test”) and (ii) the Consolidated Leverage Ratio set forth in Section 7.11(a) is no greater than 3.00 to 1.00 (the “Leverage Test”) and (d) the representations and warranties made by the Borrowers in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto).

“Permitted Encumbrances” means:

(a)     liens for taxes, assessments and other governmental charges due but not yet payable or being contested in good faith by appropriate proceedings effectively staying any action or proceeding to foreclose any such lien;

(b)     statutory and common law landlord's, warehouseman's, carrier's, mechanic's and materialmen's liens and similar liens incurred in the ordinary course of business remaining undischarged for not longer than sixty (60) days from the filing thereof or being contested in good faith by appropriate proceedings effectively staying any action or proceeding to foreclose any such lien;

(c)     attachments, including, without limitation, liens in respect of judgments or awards that have not become final and unappealable, remaining undischarged for not longer than sixty (60) days from the making thereof or being contested in good faith by appropriate proceedings effectively staying any action or proceeding to foreclose any such lien;

(d)     liens in respect of judgments or awards which have become final and unappealable and remain undischarged for not longer than sixty (60) days from the making thereof;

(e)     liens in respect of pledges or deposits under worker's compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations, or in connection with surety, appeal and similar bonds incidental to the conduct of litigation;

(f)     the liens created by the Loan Documents in favor of the Bank; and

(g)     liens securing purchase money Indebtedness (including Capital Lease obligations) provided that such liens extend only to the property financed by such purchase money indebtedness and such indebtedness is permitted pursuant to Section 7.4 hereof.

“Permitted Investments” means an Investment by a Borrower in any Equity Interest in another Person provided that (a) no Default shall have occurred and be continuing or would result from such Investment, (b) such Investment will not result in the Borrowers owning 50% or more of the voting stock of such Person (i.e., such Investment will not constitute an Acquisition), (c) after giving effect to such Investment on a Pro Forma Basis, the Borrowers would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrowers have delivered financial statements and (d) the Bank’s prior written consent is required for any such Investment if, after giving effect to such Investment (and any associated Revolving Loans), the sum of (i) the outstanding principal balance of the Revolving Loans and (ii) the Letter of Credit Obligations exceeds $16 million.

“Person” means any individual, joint venture, corporation, company, limited liability company or organization, voluntary association, partnership, trust, joint stock company, unincorporated organization, association, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower, or any Affiliate and covered by Title IV of ERISA.

“Plan Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (b) the withdrawal of a Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Prime Rate” means that rate of interest announced by the Bank from time to time to be its Prime Rate, any change in such rate to become effective on the date of such change.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 7.11, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrowers were required to deliver financial statements pursuant to Section 6.1(a) or (b). In connection with the foregoing, with respect to any Acquisition or Investment, (a) income statement and cash flow statement items attributable to the Person or property acquired shall be included in calculating the Financial Covenant Test (and not include in calculating the Leverage Test) to the extent relating to any period applicable in such calculations to the extent such items are supported by financial statements or other information reasonably satisfactory to the Bank and (b) any Indebtedness incurred or assumed by a Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (for both the Financial Covenant Test and the Leverage Test) (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrowers containing reasonably detailed calculations of the financial covenants set forth in Section 7.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrowers have delivered financial statements pursuant to Section 6.1(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Rate Hedging Obligation” means any and all obligations of a Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, United States dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate “swap” agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of any Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Revolving Commitment” means the Bank’s obligation to make Revolving Loans in an aggregate principal amount at any one time not to exceed $20,000,000.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“Revolving Note” means the promissory note of the Borrowers of even date herewith in the maximum principal amount of $20,000,000 substantially in the form of Exhibit A attached hereto.

“Security Agreement” means the Security Agreement dated as of even date herewith between the Borrowers and the Bank and all amendments and supplements thereto.

“Standard Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next higher of 1/16th of 1.00%) equal to the Prime Rate minus (2.75% minus the Applicable Margin) per annum, and each change in the Standard Rate shall be effective on the date any change in the Prime Rate is publicly announced as being effective.

“Subsidiary” of any Person means a corporation, limited liability company or other entity in which more than 50% of the stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other managers of such entity is owned by such Person, by such Person and any one or more Subsidiaries of such Person, or by any one or more Subsidiaries of such Person.

“Swap Agreement” means one or more agreements between a Borrower and the Bank or any affiliate thereof, which create Rate Hedging Obligations.

“Swap Obligation” means, with respect to any Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap Agreement (within the meaning of section 1a(47) of the Commodity Exchange Act (7 U.S.C. Sec. 1 et seq.)) between one or more Borrowers and the Bank or an affiliate thereof.

Section 1.2     Accounting Terms and Determinations. Unless otherwise specified or provided herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles as in effect from time to time, applied on a Consistent Basis.

Section 1.3     Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Bank shall so request, the Bank and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to the Bank financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4     Terms in Loan Documents. All of the terms defined in this Agreement shall have such defined meanings when used in the other Loan Documents and any certificates, reports or other documents issued under or delivered pursuant to this Agreement unless the context shall require otherwise.

Section 1.5     Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

ARTICLE II.

CREDIT FACILITIES

Section 2.1     Revolving Loans

(a)     Amount. Subject to the terms and conditions of this Agreement, the Bank hereby agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers from time to time in an aggregate amount not to exceed the Revolving Commitment at any time; provided, however, that the aggregate principal amount of Revolving Loans outstanding plus the amount of all Letters of Credit issued and outstanding or which have been drawn on and for which the Bank has not been reimbursed shall at no time exceed the Revolving Commitment. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b)     Revolving Note and Purpose. The Revolving Loans shall be evidenced by the Revolving Note. The proceeds of the Revolving Note shall be used by the Borrowers for general corporate purposes.

(c)     Rate of Interest. Subject to Section 2.3(b) hereof, the principal balance outstanding under the Revolving Note shall bear interest at the Adjusted LIBOR Rate.

(d)     Repayment. Interest on the outstanding principal balance of the Revolving Note shall be due and payable monthly, in arrears, on the first day of each month, commencing May 1, 2015 and on the same day of each month thereafter, until the unpaid principal balance of the Revolving Note has been paid in full. The entire principal balance and all accrued unpaid interest under the Revolving Note shall be due and payable in full on the Maturity Date, or such earlier date as may be required hereunder.

(e)     Upfront Fee. The Borrowers will pay to the Bank on the Closing Date an upfront fee equal to $30,000.

(f)     Unused Fee. The Borrowers agree to pay to the Bank an unused fee (the “Unused Fee”) which shall accrue at 0.15% per annum on the daily aggregate amount by which the Revolving Commitment exceeds the sum of (i) the outstanding principal balance of the Revolving Loans and (ii) the Letter of Credit Obligations. The Unused Fee shall accrue at all times and shall be due and payable quarterly in arrears (i) on the last day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and (ii) on the Maturity Date.

(g)     Advances. Subject to Section 2.1(a) hereof, if the Borrowers subscribe to the Bank’s cash management services and such services are applicable to the Revolving Loan facility, then the terms of such service shall control the manner in which funds are transferred between the applicable demand deposit account of the Borrowers for credit or debit to the Revolving Loan facility. If the Bank’s cash management services are not applicable to the Revolving Loan facility, then advances with respect to Revolving Loans may occur from time to time upon written request of the Borrower Agent made prior to 11:00 a.m. on the date on which such advance is to be made. All advances will be made by deposit of such sum to the Borrower Agent’s demand deposit account with the Bank or as otherwise directed by the Borrower Agent.

Section 2.2     Letters of Credit

(a)     Letter of Credit Commitment. From time to time upon request of the Borrowers and provided no Default or Event of Default exists, the Bank will issue Letters of Credit on the Bank’s standard forms subject to the terms and conditions described therein in the aggregate amount of up to $500,000; provided, however, that after giving effect to the issuance of any Letter of Credit, the aggregate principal amount of Revolving Loans outstanding plus the amount of all Letters of Credit issued and outstanding or which have been drawn on and for which the Bank has not been reimbursed shall at no time exceed the Revolving Commitment.

(b)     Letter of Credit Fees. The Borrowers shall pay to the Bank a non-refundable letter of credit fee for each Letter of Credit equal to the Applicable Margin multiplied by the maximum amount available to be drawn under such Letter of Credit, payable annually in advance on the issuance date thereof and the same day of each year thereafter.

(c)     Reimbursement. The Borrowers shall pay the Bank, upon demand, in immediately available funds, all disbursements made by the Bank pursuant to a Letter of Credit, and if the Bank is not reimbursed for such disbursement on the date thereof, it shall constitute an Event of Default under this Agreement. Further, the Bank is authorized (without any further request from the Borrowers) to advance on behalf of the Borrowers to the Bank as a Revolving Loan all amounts required to be paid by the Borrowers pursuant to the preceding sentence, but the Bank shall have no obligation to make such an advance.

(d)     Cash Collateral. If the expiration date of any Letter of Credit issued hereunder shall occur after the Maturity Date, then the Borrowers will be required to Cash Collateralize (as defined below) any such Letter of Credit on the Maturity Date and the Borrowers agree that funds may be advanced on the Maturity Date by the Bank to itself with proceeds of a Revolving Loan for such purpose. Section 8.2(d) sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.2 and Section 8.2(d), “Cash Collateralize” means to pledge and deposit with or deliver to the Bank or a custodian acceptable to the Bank, as collateral for the Borrowers’ obligations with respect to the Letters of Credit, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Bank equal to 100% of the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate amount of all unreimbursed drawings under the Letters of Credit. The Borrowers hereby grant to the Bank a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure the Obligations.

Section 2.3     Provisions Applicable to all Credit Facilities

(a)     Manner of Payment. Each payment of interest, principal (including any prepayment), fee and any other amount required to be paid to the Bank with respect to this Agreement, the Revolving Note or pursuant to the Loan Documents, shall be made to the Bank at the address designated by Bank in immediately available funds on or before 2:00 p.m., Charlotte, North Carolina time on the date such payment is due. Any such payment shall not be deemed to be received by the Bank until the time such funds become available funds. In case any such payment is not so made when due, the Bank may, but shall not be obligated to, debit the amount of such payment from any one or more accounts of any Borrower with the Bank.

(b)     Default Rate. While an Event of Default exists, the Bank may elect to charge interest with respect to the Revolving Loans at the Default Rate.

(c)     Payments on Business Days. In the event that any payment hereunder or under the Revolving Note becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest shall continue to accrue during the period of any such extension.

(d)     Computation of Interest and Fees. Computations of the Prime Rate, the Adjusted LIBOR Rate, the Default Rate and any fees or commissions due hereunder shall be made by the Bank on the basis of a year of 360 days for the actual number of days elapsed.

Section 2.4     Borrower Agent. Each of the Borrowers hereby irrevocably appoints Air T, Inc. as its agent (the “Borrower Agent”) for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, (iii) requests for Revolving Loans on behalf of the Borrowers and (iv) the receipt of the proceeds of any of the Revolving Loans made by the Bank to any Borrower. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Borrower Agent, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrower Agent in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

Section 2.5     Joint and Several Obligations.

(a)     The Obligations of the Borrowers hereunder and under the other Loan Documents are joint and several. Notwithstanding any payment made by any Borrower hereunder or any set-off or application of funds of any Borrower by the Bank, no Borrower shall be entitled to be subrogated to any of the rights of the Bank against any other Borrower or any collateral security or guaranty or right of offset held by the Bank for the payment of the Obligations, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower hereunder, until all of the Obligations are paid in full. If any amount shall be paid to any Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower in trust for the Bank, segregated from other funds of such Borrower, and shall, forthwith upon receipt by such Borrower, be turned over to the Bank in the exact form received by such Borrower (duly indorsed by such Borrower, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Bank may determine.

(b)     Notwithstanding anything to the contrary herein, any Borrower that does not qualify as an Eligible Contract Participant (as defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended) or otherwise does not qualify as an “indirect proprietorship” pursuant to the rules of the Commodity Futures Trading Commission, shall not be deemed a party to any guaranty of or jointly and severally liable for any Swap Obligation with the Bank entered into or modified on or after October 12, 2012, and shall not be liable for any swap obligations to Bank arising from such Swap Obligation. The foregoing exclusion shall have no effect on any other Swap Obligations of such Borrower.

(c)     If at any time a Borrower guarantees or is jointly and severally liable for a Swap Obligation in connection with this Agreement, such Borrower, to the extent it is an Eligible Contract Participant (as defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended) (each an “Eligible ECP Guarantor”), unconditionally and irrevocably agrees to provide such funds or other support as needed by each other Borrower to honor all of its obligations under any Swap Agreement in respect of any Swap Obligation. The obligation of each Eligible ECP Guarantor under this Section 2.5(c) shall remain in full force and effect until the Swap Obligations shall have been repaid in full and all Swap Agreements are terminated. Each Eligible ECP Guarantor intends that this Section 2.5(c) shall constitute a “keepwell, support or other agreement” for the benefit of each other Borrower for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.1     Inability to Determine Rates; Illegality. If the Bank shall have determined (which determination shall be conclusive and binding upon the Borrowers) that (a) by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the Adjusted LIBOR Rate or (b) it is unlawful or impossible for the Bank to make, maintain or fund the Revolving Loans accruing at the Adjusted LIBOR Rate, the Bank shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower Agent as soon as practicable thereafter. From the date of such determination until the Bank notifies the Borrower Agent that the circumstances giving rise to such notice no longer exist, the Revolving Loans shall bear interest at the Standard Rate.

Section 3.2     Payments Free of Taxes. Any and all payments by or on account of any obligations of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable law be made free and clear of and without reduction or withholding for any taxes.

Section 3.3     Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)     subject the Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Revolving Loan, or change the basis of taxation of payments to the Bank in respect thereof (except for the imposition of, or any change in the rate of, any income or franchise taxes payable by the Bank); or

(iii)     impose on the Bank or the London interbank market any other condition, cost or expense affecting this Agreement, any Letter of Credit or any Revolving Loan;

and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining any Revolving Loan (or of maintaining its obligation to make any Revolving Loan), or to increase the cost to the Bank of issuing or maintaining any Letter of Credit (or maintaining its obligation to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, the Borrowers will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If the Bank determines that any Change in Law affecting the Bank or any lending office of the Bank or the Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement, any Letter of Credit or the Revolving Loans to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay the Bank the amount shown as due on any such certificate within the (10) days after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of the Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Bank’s right to demand such compensation.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.1     Conditions to Closing. This Agreement shall become effective upon, and the obligations of the Bank to make its initial Credit Extension hereunder is subject to, receipt by the Bank of the following items, all in form and substance satisfactory to the Bank and to the satisfaction of the following conditions precedent:

(a)     Legal Opinions. The favorable opinion addressed to the Bank, in substance satisfactory to the Bank and counsel for the Bank, of outside counsel for the Borrowers.

(b)     Loan Documents. The Loan Documents (other than the Assignment of Life Insurance), properly executed and delivered by the parties thereto.

(c)     Borrowers’ Resolutions. Resolutions, certified by the Secretary of each Borrower as of the Closing Date, of each Borrower’s Board of Directors (or other governing body) authorizing and approving the execution and delivery of the Loan Documents and the performance of the transactions contemplated thereby.

(d)     Organizational Documents. A copy of each Borrower’s articles of incorporation or organization (certified by the Secretary of State of its incorporating or organizing jurisdiction) and the bylaws, operating agreement or other governing documents certified by the Secretary of such Borrower to be true and correct copies as currently in effect.

(e)     Certificate of Good Standing. (i) Certificates of the Secretary of State of each Borrower’s jurisdiction of organization issued no earlier than thirty (30) days prior to the Closing Date as to the existence and good standing, as applicable, of such Borrower, and (ii) to the extent the failure of any Borrower to be qualified to do business in a foreign jurisdiction would result in a Material Adverse Effect, a certificate of foreign qualification authorizing any such Borrower to transact business in such foreign jurisdiction.

(f)     Transaction Costs. Payment to the Bank (or the Person entitled thereto) of (i) the upfront fee set forth in Section 2.1(e) hereof and (ii) all reasonable, out-of-pocket costs and expenses, including Bank’s reasonable out-of-pocket attorneys’ fees, and recording or other similar taxes, if any, relating to the execution and delivery of this Agreement and the other Loan Documents and the transactions contemplated thereby and the arrangements therefor.

(g)     Perfection and Priority of Liens. Receipt by the Bank of (i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Borrower or where a filing would need to be made in order to perfect the Bank’s security interest in the collateral described in the Security Agreement and evidence that no liens exist other than Permitted Encumbrances, (ii) evidence of filing of UCC financing statements for each appropriate jurisdiction as is necessary, in the Bank’s sole discretion, to perfect the Bank’s first priority security interest in the collateral covered by the Security Agreement and (iii) a control agreement in form and substance satisfactory to Secured Party with respect to Collateral consisting of investment property.

(h)     Payoff and Lien Release Letter. An executed payoff and lien release letter from Bank of America, N.A. in a form acceptable to the Bank terminating any existing credit facilities and releasing all liens and security interests granted by the Borrowers to Bank of America, N.A.

(i)     Evidence of Insurance. Copies of insurance policies or certificates of insurance of the Borrowers evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Bank as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of hazard insurance).

(j)     Projections. Financial projections for the Borrowers in form and substance satisfactory to the Bank for the fiscal years ending December 31, 2015, December 31, 2016 and December 31, 2017.

(k)     FedEx Contract. Evidence satisfactory to the Bank that the FedEx Contracts are in effect on terms satisfactory to the Bank.

(l)     Other Matters. Such other documents and information as the Bank shall reasonably request.

Section 4.2     Conditions to all Credit Extensions. The obligation of the Bank to honor any request for a Credit Extension is subject to the following conditions precedent:

(a)     The representations and warranties of the Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in Section 5.3 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(a).

(b)     No Default or Event of Default shall have occurred and be continuing.

Each request for a Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Section 4.2 have been satisfied on and as of the date of the applicable Credit Extension.

Article V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the Revolving Loans, each Borrower represents and warrants to the Bank as follows:

Section 5.1     Organization, etc. The Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the State of its incorporation or organization, (b) has the requisite power to own its properties and to carry on its business as now being conducted and (c) is duly qualified and is licensed and in good standing to do business in each jurisdiction in which the nature of its business makes such qualification or license necessary other than in such jurisdictions where the failure to be so qualified or licensed could not be reasonably expected to have a Material Adverse Effect.

Section 5.2     Power and Authority. The Borrower is authorized to execute, deliver and perform this Agreement, the Revolving Note and the other Loan Documents to which it is a party, and all necessary corporate or limited liability company action on the part of the Borrower required for the lawful execution, delivery and performance thereof has been duly taken; and each of the Loan Documents to which it is a party, upon the due execution and delivery thereof, will be the valid and binding obligation or agreement of the Borrower, in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting generally the enforcement of creditor’s rights and by such principles of equity as may generally affect the availability of equitable remedies. Neither the execution of the Loan Documents to which it is a party, nor the fulfillment of or compliance with their provisions and terms, will constitute a violation of or default under, or conflict with or result in a breach of, the terms, conditions or provisions of any agreement or instrument to which the Borrower is a party or the bylaws or operating agreement (or equivalent documents) of the Borrower or any law, regulation, writ, judgment, order or decree applicable to the Borrower, or create any lien, charge or encumbrance upon any of the property or assets of the Borrower pursuant to the terms of any agreement or instrument to which the Borrower is a party or by which it is bound other than the liens, charges and encumbrances arising under and contemplated in the Loan Documents.

Section 5.3     Financial Condition. The consolidated balance sheets for Air T, Inc. and its Subsidiaries as of March 31, 2014, audited by the Borrowers’ certified public accountants, and the related consolidated statements of income, consolidated retained earnings and consolidated statements of cash flows for Air T, Inc. and its Subsidiaries for the fiscal year then ended, copies of all of which have been furnished to Bank, present fairly the financial condition of Air T, Inc. and its Subsidiaries as at the date of said balance sheet and the results of their operations for said period. The unaudited monthly management prepared balance sheets and income statements of Air T, Inc. and its Subsidiaries, and the other internal financial information for the most recent fiscal quarter for which such statements have been delivered to the Bank, present fairly the financial condition of Air T, Inc. and its Subsidiaries as at each such quarter end and the results of its operation for such period. The Borrowers have no direct or contingent liabilities as of the date of this Agreement of a nature required by GAAP to be reflected or provided for in the audited financial statements which are not provided for or reflected in such audited financial statements or referred to in notes thereto, except for liabilities incurred since the date of such financial statements in the ordinary course of business. All such financial statements have been prepared in accordance with GAAP applied on a Consistent Basis maintained throughout the period involved. Since March 31, 2014, there has been no Material Adverse Effect.

Section 5.4     Title to Assets. The Borrower has good and, with respect to real property, marketable, title to its properties and assets including the properties and assets reflected in the financial statements and notes thereto described in Section 5.3, except for such assets as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all liens, mortgages, pledges, encumbrances or charges of any kind except for Permitted Encumbrances.

Section 5.5     Litigation. There are no pending or, to the knowledge of the Borrower, threatened actions or proceedings before any court, arbitrator or governmental or administrative body or agency which could reasonably be expected to have a Material Adverse Effect.

Section 5.6     Taxes. The Borrower has filed all federal, state and/or local income tax returns and all other tax returns that are required to be filed by it, such filings are accurate in all material respects and all taxes shown thereon to be due have been paid, and the charges, accruals, and reserves on its books in respect of taxes or other governmental charges are adequate. No tax claim or assessment in respect of additional income taxes, state, federal or foreign, of the Borrower is pending, or, to the knowledge of the Borrower, threatened.

Section 5.7     Trademarks, Franchises and Licenses. The Borrower owns, possesses, or has the right to use all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights and copyrights necessary to conduct its business as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, or copyright of any other Person.

Section 5.8     No Default. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party relating to any Funded Indebtedness, the effect of which default could reasonably be expected to have a Material Adverse Effect.

Section 5.9     Governmental Authority. No written approval of any foreign, federal, state or local governmental authorities is necessary to enter into and to carry out the terms of the Loan Documents, and no consents or approvals are required in connection with the making of the Borrower’s performance under the Loan Documents that have not been obtained. The Borrower has obtained permits from all applicable federal, state and local government authorities necessary to conduct its operations as presently conducted, except to the extent that the failure to so obtain could not reasonably be expected to have a Material Adverse Effect.

Section 5.10     ERISA Requirements. The Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA, or incurred any material liability (other than premium payments) to the Pension Benefit Guaranty Corporation (the “PBGC”) established under ERISA (or any successor thereto under ERISA) in connection with any employee pension benefit plan subject to Title IV of ERISA established or maintained by the Borrower and no Reportable Event (as defined in ERISA but excluding any such event for which the notice requirement to the PBGC have been waived) in connection with any such plan has occurred or is occurring.

Section 5.11     No Untrue Statements. Neither this Agreement nor any other agreements, reports, schedules, certificates or instruments heretofore or simultaneously with the execution of this Agreement delivered to the Bank by or on behalf of the Borrower contains any misrepresentation or untrue statement of a material fact or omits to state any material fact necessary to make any of such agreements, reports, schedules, certificates or instruments, in the light of the circumstances under which they were made or delivered, not misleading.

Section 5.12     Environmental Matters. The Borrower is in compliance in all material respects with all applicable Environmental Laws which govern or affect any of the Borrower’s operations and/or properties. None of the operations of the Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any Hazardous Materials into the environment. The Borrower has no material contingent liability in connection with any release of any Hazardous Materials or substance into the environment.

Section 5.13     Compliance with Laws. The Borrower is in compliance with all laws, statutes, ordinances and regulations applicable to any of its properties, assets and operations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.14     Regulation U. No part of the proceeds of the Revolving Loans will be or has been used to purchase or carry or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks. The Borrower is not engaged as one of its important activities in extending credit for the purpose of purchasing or carrying such margin stocks.

Section 5.15     Solvency. The Borrowers, on a consolidated basis, are solvent.

Article VI.

AFFIRMATIVE COVENANTS

So long as the Bank shall have any commitment to make any Revolving Loans hereunder, any Revolving Loan or other Obligation remains unpaid or unsatisfied or any Letter of Credit shall remain outstanding, each Borrower shall:

Section 6.1     Financial Reports and Other Data. Deliver to the Bank, in form and detail satisfactory to the Bank:

(a)     as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrowers, deliver, or cause to be delivered to the Bank, a copy of the audited consolidated and consolidating balance sheets of the Borrowers and related consolidated and consolidating statements of income and retained earnings and cash flow for such fiscal year, setting forth in each case in comparative form corresponding figures for the preceding annual period, and in the case of such consolidated statements, audited and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)     as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers, a consolidated and consolidating balance sheet of the Borrowers and as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, and the related consolidated and consolidating statements of changes in shareholders’ equity and cash flows for the portion of the Borrowers’ fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and in the case of such consolidated statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrowers as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrowers in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)     contemporaneously with the delivery of (i) the audited financial statements pursuant to Section 6.1(a) above and (ii) the quarterly management prepared financial statements pursuant to Section 6.1(b), a Compliance Certificate of the chief executive officer, chief financial officer, treasurer or controller of the Borrowers to the Bank.

(d)     promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of Air T, and copies of all annual, regular, periodic and special reports and registration statements which Air T may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Bank pursuant hereto;

(e)     promptly upon execution thereof, copies of any amendments, modifications, waivers, extensions or supplements to the FedEx Contracts; and

(f)     with reasonable promptness, deliver such additional financial or other data as the Bank may reasonably request regarding the Borrower’s operations, business affairs and financial condition.

Section 6.2     Taxes and Liens. Promptly pay, or cause to be paid, prior to any delinquency, all taxes, assessments or other governmental charges which may lawfully be levied or assessed upon the income or profits of the Borrower and its Subsidiaries, and any other taxes and assessments which may lawfully be levied against any property, real, personal or mixed, belonging to the Borrower and its Subsidiaries, or upon any part thereof, and also any lawful claims for labor, material and supplies which, if unpaid, might become a lien or charge against any such property, unless such taxes, assessment or other governmental charges are being contested in good faith and appropriate reserves reasonably satisfactory to the Bank have been set aside therefor.

Section 6.3     Business and Existence. Do or cause to be done all things necessary (a) to preserve and to keep in full force and effect its corporate existence; (b) to keep in full force and effect its rights and franchises, trade names, patents, trademarks, permits, licenses, copyrights and other proprietary information to the extent that failure to do so could be expected to have a Material Adverse Effect; and (c) to continue to engage principally in such business as now conducted by the Borrower and its Subsidiaries.

Section 6.4     Insurance. Maintain liability, hazard and business interruption insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business or as the Bank may require, which insurance may provide for reasonable deductibles. The Bank shall be named as “lenders loss payee” on all policies which apply to the Bank’s collateral, and the Borrower shall deliver certificates of insurance at closing evidencing same. All such insurance policies shall provide, and the certificates shall state, that no policy will be terminated without thirty (30) days prior written notice to the Bank.

Section 6.5     Maintain Property. Maintain its properties in good working order and repair, normal wear and tear excepted, and, from time to time, make all repairs, renewals, replacements, additions and improvements thereto.

Section 6.6     True Books. Keep books of record and account in which full entries in conformity with GAAP will be made of all dealings and transactions and which fairly and accurately represent such dealings and transactions, subject only to customary year-end adjustments.

Section 6.7     Inspection Rights. Permit any Person designated by the Bank to visit and inspect any of the properties, company books and financial and other reports of the Borrower and its Subsidiaries and to discuss their affairs, finances and accounts with their accountants and principal officers during business hours upon reasonable notice to the Borrower; provided that, while an Event of Default exists, no such advance notice shall be required and the actions may be taken during non-business hours.

Section 6.8     Knowledge of Certain Events. Upon any Responsible Officer of the Borrower obtaining knowledge of the occurrence of any Default or Event of Default hereunder, cause to be delivered to the Bank, within five (5) Business Days of such officer obtaining such knowledge, a notice specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

Section 6.9     Other Notices. Promptly (and in any event within five (5) Business Days of a Responsible Officer having knowledge thereof) notify the Bank in writing of the occurrence of any of the following with respect to the Borrower or any Subsidiary:

(a)     the service upon the Borrower or any Subsidiary of any action, suit or proceeding at law or in equity involving a potential liability in excess of $50,000;

(b)     any event or condition which shall constitute an event of default under any other agreement for Funded Indebtedness aggregating in excess of $25,000 or any known material change in any other agreement material to its business;

(c)     any levy of an attachment, execution or other process against the assets of the Borrower or any Subsidiary; and

(d)     any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 6.10     Further Assurances. Upon the request of the Bank, execute and deliver or cause to be duly executed and delivered to the Bank such further instruments and do and cause to be done such further acts that may be reasonably necessary or proper in the opinion of the Bank to carry out more effectively the provisions and purposes of the Loan Documents.

Section 6.11     Observe All Laws. Comply with all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its businesses (including all Environmental Laws), the failure of which could reasonably be expected to have a Material Adverse Effect.

Section 6.12     ERISA. (a) Comply with all requirements of ERISA applicable to it (including the payment of all obligations and liabilities arising under ERISA) and (b) furnish to the Bank as soon as possible and in any event within 30 days after it or any duly appointed administrator of any employee pension benefit plan (as defined in ERISA) sponsored by the Borrower that is subject to Title IV of ERISA knows or has reason to know that any Reportable Event (as defined in ERISA) with respect to any such plan has occurred, a statement describing in reasonable detail such Reportable Event and any action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such plan if such filing has been authorized.

Section 6.13     Payment of Obligations. Pay when due all obligations and liabilities, except where the same may be contested in good faith and the Borrower maintains appropriate reserves for the accrual of the same in amounts satisfactory to the Bank or the failure to pay could not reasonably be expected to cause a Material Adverse Effect.

Section 6.14     Additional Subsidiaries. Within thirty (30) days after the acquisition or formation of any Subsidiary, if such Subsidiary is a domestic Subsidiary, cause such Person to (a) become a Borrower hereunder by executing and delivering to the Bank a joinder agreement in form and substance reasonably satisfactory to the Bank or such other documents as Bank shall deem appropriate for such purpose, (b) become a debtor under the Security Agreement by executing a joinder agreement in form and substance reasonably satisfactory to the Bank or such other documents as Bank shall deem appropriate for such purpose, (c) deliver to the Bank a favorable opinion of counsel reasonably satisfactory to Bank, (d) deliver to the Bank documents of the types referred to in Section 4.1(c), (d), (e), (g), and (i) and (d) execute and deliver such other documents as Bank may reasonably request, all in form, content and scope reasonably satisfactory to Bank.

Section 6.15     Banking Relationship. Establish and maintain its primary banking relationship with the Bank.

Section 6.16     Post-Closing Deliverable. Within ninety (90) days of the Closing Date, deliver to the Bank (a) copies of all life insurance policies owned by any Borrower and (b) a fully executed Assignment of Life Insurance satisfactory to the Bank with respect to such life insurance policies.

ARTICLE VII.

NEGATIVE COVENANTS

So long as the Bank shall have any commitment to make any Revolving Loans hereunder, any Revolving Loan or other Obligation remains unpaid or unsatisfied or any Letter of Credit shall remain outstanding, each Borrower shall not:

Section 7.1     Intentionally Deleted.

Section 7.2     Fundamental Changes. Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) a Borrower may merge or consolidate with another Borrower, and, (b) subject to clause (a) above, a Borrower may merge with any other Person in connection with a Permitted Acquisition provided that such Borrower is the continuing or surviving Person.

Section 7.3     Dispositions. (a) Sell, assign, lease, transfer or otherwise dispose of its assets except in the ordinary and usual course of its business; or (b) agree to do any of the foregoing.

Section 7.4     Funded Indebtedness. Create, incur, assume or suffer to exist any Funded Indebtedness (including Capital Leases) except:

(a)     Funded Indebtedness under the Loan Documents;

(b)     Funded Indebtedness owed to the Bank; and

(c)     other Funded Indebtedness in an amount not to exceed $1,000,000 in the aggregate outstanding at any time during any fiscal year.

Section 7.5     Limitations on Liens. Incur, create, assume or permit to exist any mortgage, pledge, security interest, encumbrance, lien or charge of any kind upon any of its property now owned or hereafter acquired or assets of any character, including those arising under conditional sales or other title retention agreements, except Permitted Encumbrances.

Section 7.6     Organizational Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)     Amend, modify or change its organizational documents in a manner adverse to the Bank.

(b)     Change its fiscal year.

(c)     Without providing at least ten (10) days prior written notice to the Bank, change its name, state of formation or form of organization.

Section 7.7     Guaranties. Guarantee, assume, endorse or otherwise become or remain liable in connection with the obligations of any other Person (including obligations of such Persons arising from working capital maintenance agreements), other than:

(a)     the endorsement of negotiable instruments in the ordinary course of business for deposit or collection;

(b)     guaranties given to the Bank or its affiliate banks; and

(c)     surety bonds obtained in the ordinary course of business.

Section 7.8     Investments. Make any Investments except (a) Permitted Investments and (b) Permitted Acquisitions.

Section 7.9     Capital Expenditures. Permit Consolidated Capital Expenditures made during any fiscal year to exceed $3,000,000 in the aggregate.

Section 7.10     Operating Leases. Enter into or renew any operating leases that will cause the operating lease payments made by the Borrowers in any fiscal year to exceed operating lease payments paid or scheduled to be paid by the Borrowers in such fiscal year by more than $500,000 in the aggregate.

Section 7.11     Financial Covenants.

(a)     Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at the end of any fiscal quarter to be greater than 3.50 to 1.00.

(b)     Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio at the end of any fiscal quarter to be less than 1.35 to 1.00.

(c)     Consolidated Tangible Net Worth. Permit the Consolidated Tangible Net Worth at the end of any fiscal quarter to be less than $22,000,000.

(d)     Consolidated Asset Coverage Ratio. Permit the Consolidated Asset Coverage Ratio at the end of any fiscal quarter to be less than 1.75 to 1.00.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.1     Events of Default. An Event of Default shall exist if any of the following shall occur:

(a)     Non-Payment. The Borrowers fail to pay (i) when due any amount of principal on any Revolving Loan or (ii) within three (3) days of the date when due, any interest on any Revolving Loan or any other amount payable hereunder or under any of the Loan Document, either by the terms hereof or thereof or otherwise as herein or therein provided; or

(b)     Payment of Other Indebtedness. If a Borrower or any Subsidiary defaults (after the expiration of any applicable grace or cure periods) in the payment of principal of, by acceleration or otherwise, or interest on any Funded Indebtedness (including guaranties or contingent obligations relating to Funded Indebtedness and including all Funded Indebtedness owing to the Bank) aggregating in excess of $50,000, or in the performance of any other agreement, term or condition contained in any agreement under which any such Funded Indebtedness is created, if the effect of such default is to cause, or permit the holder or holders of such Funded Indebtedness (or a trustee in behalf of such holder or holders) to cause, such Funded Indebtedness to become due prior to its stated maturity; or

(c)     Representation, Warranty, Etc. If any representation or warranty made by a Borrower herein, or in any writing furnished in connection with or pursuant to this Agreement or any of the other Loan Documents, or if any report, certificate, financial statement or other instrument or document delivered to the Bank by or on behalf of a Borrower or any Subsidiary, shall be false or misleading in any material respect on the date as of which made; or

(d)     Certain Covenants. Any Borrower fails to perform or observe the provisions of Sections 6.1, 6.7, 6.8, 6.9, or Article VII of this Agreement; or any Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for a period of thirty (30) days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Borrower Agent by the Bank; or

(e)     Other Documents. If there shall occur any default or event of default (beyond any applicable grace periods) as specified in any of the other Loan Documents or under any other agreements between a Borrower or its Affiliates and the Bank or any of its affiliate banks; or

(f)     Liquidation or Dissolution. Liquidation or dissolution of a Borrower or any Subsidiary, or filing by a Borrower or any Subsidiary of a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of a Borrower or any Subsidiary, indicating its consent to, approval of, or acquiescence in any petition or proceedings; the application by or for, or the appointment by consent or acquiescence of, a receiver, a trustee or a custodian of a Borrower or any Subsidiary, or an assignment for the benefit of creditors, the inability of a Borrower or any Subsidiary, or the admission by a Borrower or any Subsidiary, in writing of inability to pay its debts as they mature; or

(g)     Bankruptcy, Etc. Filing of an involuntary petition against a Borrower or any Subsidiary in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver, a trustee or a custodian of a Borrower or any Subsidiary, or for all or a substantial part of its property; the issuance of a warrant of attachment, execution or similar process against any substantial part of the assets of a Borrower or any Subsidiary, and the continuance of any of the events referred to in this Section 8.1(g) for sixty (60) days undismissed or undischarged; or

(h)     Judgment. If a judgment which has become final and nonappealable, which with other outstanding judgments against a Borrower or any Subsidiary, exceeds an aggregate of $50,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage), shall be rendered against a Borrower or any Subsidiary; or

(i)     Change of Control. There occurs any Change of Control; or

(j)     Benefit Plans. Any Plan Termination Event with respect to a Plan of a Borrower which the Bank determines in good faith might constitute grounds for the termination of any Plan or for the appointment of a trustee to administer any Plan shall have occurred, and, after the expiration of no less than thirty (30) days after notice thereof shall have been given to the Borrower Agent by the Bank, (i) such Plan Termination Event (if correctable) shall not have been corrected, and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan and the applicable Borrower shall not have remedied any such deficiency; or

(j)     FedEx Contract. If any FedEx Contract terminates or is terminated for any reason or if any Fed Ex Contract is modified, in the sole discretion of the Bank, to materially reduce the scope of the services required to be provided thereunder; or

(k)     Material Adverse Effect. The occurrence of a Material Adverse Effect.

Section 8.2     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Bank may take any or all of the following actions:

(a)     declare the commitment of the Bank to make Revolving Loans and issue or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b)     declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)     exercise all rights and remedies available to it under the Loan Documents and applicable law; and

(d)     require that the Borrowers Cash Collateralize the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unreimbursed drawings under all Letters of Credit.

provided, however, that upon the occurrence of an Event of Default under Section 8.1(f) or (g), the obligation of the Bank to make Revolving Loans and issue or extend Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unreimbursed drawings under all Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Bank.

Section 8.3     Anti-Marshalling Provisions. The right is hereby given by each Borrower to the Bank to make releases (whether in whole or in part) of all or any part of the Bank’s security without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the liens and security interest in the remaining collateral conferred under such documents, nor release the Borrowers from liability for the obligations hereby secured. Notwithstanding the existence of any other security interest in the collateral held by the Bank, the Bank shall have the right to determine the order in which any or all of the collateral shall be subjected to the remedies provided herein. Each Borrower hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein or therein.

Section 8.4     No Remedy Exclusive. No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE IX.

MISCELLANEOUS

Section 9.1     Waivers, Amendments, Etc. The provisions of this Agreement and the other Loan Documents may, subject to the provisions of this Section 9.1, from time to time be amended, modified or waived, provided such amendment, modification or waiver is in writing and consented to by the Borrowers and the Bank. No failure or delay on the part of the Bank in exercising any power or right under this Agreement or the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrowers in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 9.2     Waiver of Default. The Bank may, by written notice to the Borrowers, at any time and from time to time, waive any default in the performance or observance of any condition, covenant or other term hereof or any Default or Event of Default which shall have occurred hereunder and its consequences. Any such waiver shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, the Borrowers and the Bank shall be restored to their former position and rights hereunder, under the Revolving Note issued hereunder, and under the other Loan Documents, and any Default or Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Section 9.3     Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when (a) hand delivered or (b) on the third day following deposit in the mail, postage prepaid by registered or certified mail, return receipt requested, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, in each case addressed as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:

The Borrowers:

Air T, Inc.

Mountain Air Cargo, Inc.

Global Ground Support, LLC

CSA Air, Inc.

Global Aviation Services, LLC

3424 Airport Road

Maiden, North Carolina 28650

Attention: Candice Otey, Chief Financial Officer

The Bank:	Branch Banking and Trust Company 200 S. College Street, 4th Floor Charlotte, North Carolina 28202 Attention: Corporate Banker

Section 9.4     Governing Law and Jurisdiction. This Agreement, the Revolving Note and other Loan Documents shall be governed in all respects by the laws of North Carolina. The Borrowers hereby submit to the jurisdiction of the state and federal courts located in North Carolina and agree that the Bank may, at its option, enforce its rights under the Loan Documents in such courts.

Section 9.5     Enforceability of Agreement. Should any one or more of the provisions of this Agreement or other Loan Documents be determined to be illegal or unenforceable as to one or more of the parties, all other provisions nevertheless shall remain effective and binding on the parties hereto.

Section 9.6     Counterparts and Effectiveness. This Agreement may be executed by the parties hereto in any number of counterparts and each counterpart shall be deemed to be an original but all shall constitute together but one and the same Agreement.

Section 9.7     Fees and Expenses. The Borrowers agree to pay, or reimburse the Bank, for reasonable and actual out-of-pocket expenses, including reasonable counsel fees (including without limitation attorneys’ fees incurred in the trial court and upon any appeal), incurred by the Bank in connection with the preparation, negotiation, delivery and enforcement of this Agreement and the other Loan Documents, and the preservation of any rights under this Agreement and the other Loan Documents. In addition, the Borrowers shall pay any and all stamps and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and such other documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 9.8     Right of Setoff.

(a)     Upon the occurrence of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of a Borrower against any and all of the Obligations, irrespective of whether or not the Bank shall have made any demand hereunder and although such Obligations may be contingent or unmatured.

(b)     The Bank agrees promptly to notify the Borrower Agent after any such set-off and application referred to in subsection (a) above, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

Section 9.9     Assignment. The terms hereof shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that (a) the Borrowers shall not assign this Agreement or any of its rights, interests, duties or obligations hereunder or any proceeds of Revolving Loans or other moneys to be advanced hereunder in whole or in part without the prior written consent of the Bank and that any such assignment (whether voluntary or by operation of law) without said consent shall be void and (b) the Bank shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Bank unless an Event of Default has occurred and is continuing.

Section 9.10     Indemnity. The Borrowers agree, on a joint and several basis, to defend, protect, indemnify and hold harmless the Bank, and all directors, officers, employees, attorneys, and agents of Bank (collectively, the “Indemnitees”), from and against all claims, actions, liabilities, damages, costs and expenses (including, without limitation, all reasonable attorneys’, legal assistants’, and experts’ fees, costs and expenses reasonably incurred in the investigation or defense of any matter) asserted against, imposed upon or incurred by such Indemnitee, as a result of or arising from or relating to this Agreement, the Loan Documents or the transactions contemplated hereby or the proposed use of the proceeds of the Revolving Loans, except to the extent due to the gross negligence or willful misconduct of any Indemnitee seeking indemnification.

Section 9.11     Electronic Signatures. The parties agree that the electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. The parties agree that any electronically signed document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such paper copies or “printouts,” if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form. Neither party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic signature” means a manually-signed original signature that is then transmitted by electronic means; “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a “pdf” (portable document format) or other replicating image attached to an e-mail message; and, “electronically signed document” means a document transmitted by electronic means and containing, or to which there is affixed, an electronic signature.

Section 9.12     Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements and understandings of the parties in connection with it.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Borrowers have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

AIR T, INC.

By:       /s/ Nicholas Swenson               (SEAL)

Name:  Nicholas Swenson

Title:    Chief Executive Officer

MOUNTAIN AIR CARGO, INC.

By:       /s/ Nicholas Swenson               (SEAL)

Name:  Nicholas Swenson

Title:    Executive Vice President

GLOBAL GROUND SUPPORT, LLC

By:       /s/ Nicholas Swenson               (SEAL)

Name:  Nicholas Swenson

Title:    Executive Vice President

CSA AIR, INC.

By:        /s/ Nicholas Swenson               (SEAL)

Name:   Nicholas Swenson

Title:     Executive Vice President

GLOBAL AVIATION SERVICES, LLC

By:       /s/ Nicholas Swenson               (SEAL)

Name:  Nicholas Swenson

Title:    Executive Vice President

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed by a duly authorized officer, all on the day and year first above written.

BRANCH BANKING AND TRUST COMPANY By: /s/ G. Chris Hill G. Chris Hill Senior Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

Revolving Note

$20,000,000	Charlotte, North Carolina
April 1, 2015

FOR VALUE RECEIVED, AIR T, INC., a Delaware corporation (“Air T”), MOUNTAIN AIR CARGO, INC., a North Carolina corporation (“Mountain Air”), GLOBAL GROUND SUPPORT, LLC, a North Carolina limited liability company (“Global Ground”), CSA AIR, INC., a North Carolina corporation (“CSA”), GLOBAL AVIATION SERVICES, LLC, a North Carolina limited liability company (“Global Aviation” and together with Air T, Mountain Air, Global Ground and CSA, each a “Borrower” and collectively, the “Borrowers”), hereby jointly and severally promises to pay to the order of BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the “Bank”), at the office of the Bank located in Charlotte, North Carolina (or at such other place or places as the Bank may designate) on April 1, 2017, in lawful money of the United States of America, in immediately available funds, the principal amount of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000) or, if less than such principal amount shall be outstanding, the aggregate unpaid principal amount of the Revolving Loans made by the Bank to the Borrowers pursuant to the Credit Agreement dated as of even date herewith, between the Borrowers and the Bank (as amended or modified, the “Credit Agreement”), or such earlier date as may be required pursuant to the terms of the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in the Credit Agreement.

Capitalized terms appearing within but not otherwise defined shall have the meaning ascribed to them in the Credit Agreement.

The indebtedness evidenced hereby is secured by certain personal property of the Borrowers.

All or any portion of the principal amount of the Revolving Loans may be prepaid as provided in the Credit Agreement.

This Revolving Note is the Revolving Note in the aggregate principal amount of $20,000,000 referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits and security of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the obligations evidenced hereby were or are made and are to be repaid.

Upon the occurrence of any one or more of the Events of Default under the Credit Agreement, or in any other document or instrument delivered in connection therewith, all amounts then remaining unpaid on this Revolving Note may be declared to be immediately due and payable as provided in the Credit Agreement.

If payment of all sums due hereunder is accelerated under the terms of the Credit Agreement or under the terms of the other Loan Documents executed in connection therewith, the then remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at the Default Rate (as defined in the Credit Agreement), or the maximum rate permitted under applicable law, if lower, until such principal and interest have been paid in full. Further, in the event of such acceleration, this Revolving Note, and all other indebtedness of the Borrowers to the Bank shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrowers.

The Borrowers promise to pay to the Bank, or order, a late fee on any payment past due for fifteen (15) or more days in the amount of four percent (4%) of the amount of payment past due. Where any payment is past due for fifteen (15) or more days, subsequent payments shall first be applied to past due balances. This provision for late charges shall not be deemed to extend the time for payment or be a “grace period” or “cure period” that gives the Borrowers a right to cure such default. Imposition of late charges is not contingent upon the giving of any notice or lapse of any cure period provided for in the Credit Agreement.

All sums received by the Bank for application to the Revolving Note may be applied by the Bank to late charges, expenses, costs, interest, principal and other amounts owing to the Bank in connection with the Revolving Note in the order selected by the Bank in its sole discretion.

In the event the indebtedness evidenced or secured hereby be collected by or through an attorney at law, the holder shall be entitled to collect reasonable and actual out-of-pocket expenses, including reasonable attorneys’ fees. In the event suit or action is commenced hereunder, the holder shall be entitled to collect all collection costs, including reasonable attorneys’ fees, to be fixed by the court, both in the trial court and upon any appeal. Demand, presentment, protest, notice of protest and notice of dishonor are hereby waived by all parties bound hereon.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrowers have caused this Revolving Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

AIR T, INC.

By:                                                                    (SEAL)

Name:

Title:

MOUNTAIN AIR CARGO, INC.

By:                                                                    (SEAL)

Name:

Title:

GLOBAL GROUND SUPPORT, LLC

By:                                                                     (SEAL)

Name:

Title:

CSA AIR, INC.

By:                                                                    (SEAL)

Name:

Title:

GLOBAL AVIATION SERVICES, LLC

By:                                                                    (SEAL)

Name:

Title:

EXHIBIT B

Form of Compliance Certificate

In connection with the terms of that certain Credit Agreement dated as of April 1, 2015 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among AIR T, INC., a Delaware corporation (“Air T”), MOUNTAIN AIR CARGO, INC., a North Carolina corporation (“Mountain Air”), GLOBAL GROUND SUPPORT, LLC, a North Carolina limited liability company (“Global Ground”), CSA AIR, INC., a North Carolina corporation (“CSA”), GLOBAL AVIATION SERVICES, LLC, a North Carolina limited liability company (“Global Aviation” and together with Air T, Mountain Air, Global Ground and CSA, each a “Borrower” and collectively, the “Borrowers”), and BRANCH BANKING AND TRUST COMPANY (the “Bank”), the undersigned certifies that:

each Borrower has performed and observed each and every agreement applicable to it contained in the Agreement;

no Event of Default or Default (each as defined in the Credit Agreement), has occurred;

the financial statements of the Borrowers as of and for the period ending ____________________ attached hereto as Exhibit I were prepared in accordance with GAAP, consistently applied, and fairly present the financial position and results and operations of the Borrowers; and

attached hereto as Exhibit II are calculations evidencing compliance with the financial covenants of the Credit Agreement, and specifically the financial covenants listed below:

	Required	Actual

Minimum Consolidated Tangible Net Worth	$22,000,000

Minimum Fixed Charge Coverage Ratio	1.35 To 1.00

Minimum Consolidated Asset Coverage Ratio	1.75 To 1.00

Maximum Consolidated Capital Expenditures in any fiscal year	$3,000,000

Additional Debt limit (per fiscal year)	$1,000,000

This ______ day of ________________, 20__.

[Name]
[Title]